Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8834
Contact: Gary H. Guyton
Director of Planning and Investor Relations
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES
NEW VICE PRESIDENT OF LAND

FRISCO, TEXAS, November 19, 2014 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) announced the appointment of LaRae L. Sanders as Vice President of Land.  Ms. Sanders has been with Comstock since 1995.  She has served as the Company's Land Manager since 2007, and has been instrumental in all of the Company's active development programs and major acquisitions. Prior to joining Comstock, Ms. Sanders held positions with Bridge Oil Company and Kaiser-Francis Oil Company, as well as other independent exploration and production companies.  Ms. Sanders is a Certified Professional Landman with 35 years experience.  She became the nation's first Certified Professional Lease and Title Analyst in 1990.

Comstock also announced Mr. D. Dale Gillette, the Company's current Vice President of Land and General Counsel, will continue to serve the Company as its Vice President of Legal and General Counsel.

"We congratulate LaRae Sanders on her promotion and look forward to Dale Gillette's continuing contributions to our management team", commented M. Jay Allison, Comstock's Chief Executive Officer.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.